Exhibit 99.1

NEWS RELEASE

Contact:  Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800.    Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings

For the First Quarter Ended March 28, 2015

First Quarter Results:

•	Q1 sales increased 3% after 19% growth in Q1 2014

•	Q1 EPS decreased 6% to $0.60 per diluted share

•	Cash flow from operations increased to $23.8 million

•	ERP transition shows steady progress

COLMAR, PENNSYLVANIA (April 28, 2015) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the first quarter ended March 28, 2015 of $188.5 million, an increase of 3% from $183.5 million in the first quarter of 2014. Diluted earnings per share for the first quarter ended March 28, 2015 decreased 6% to $0.60 per share from $0.64 per share in 2014.

Gross profit margin was 38.7% for the first quarter ended March 28, 2015 compared to 39.0% for the same period last year. Selling, general and administrative expenses increased 13%, or $4.5 million, during the quarter as a result of additional costs associated with our ERP conversion totaling $2.8 million, inflationary cost increases and increased investments in product development initiatives. ERP-related conversion expenses consisted of $1.7 million in increased distribution costs, $0.6 million in support costs, and $0.5 million in additional depreciation expense.

“Sales growth for the quarter was a modest 3% primarily as a result of exceptionally strong growth in the first quarter of 2014 and the continued negative impact of an inventory reduction program at one large customer. Despite these challenges, we achieved a two-year stacked sales growth rate of 22%,” said Mr. Steven Berman, Chairman and Chief Executive Officer. “Sell-through rates of our products in the quarter, despite several weeks in February that were negatively impacted by extreme weather, remain encouraging. We would like to thank our customers and end-users for their continued support.”

“We continue to work towards completion of the stabilization and transition phase of our ERP conversion. The incremental costs associated with the post go-live ERP transition declined significantly in the quarter, but were higher than expected. To ensure our customer demands were met during this period, we intentionally increased our distribution costs. The increased distribution costs are expected to decline over the next three to six months before stabilizing. We expect to offset the remaining incremental costs gradually through improved efficiencies beginning later this year.” said Mr. Berman. “The distraction associated with the ERP implementation did slow down the introduction rate of our new products, but we expect to return to our previous pace in the next few months. We remain confident in our ability to return to low double digit sales and earnings growth later this year.”

During the first quarter of 2015, we repurchased 13,700 shares of our common stock for $0.6 million at an average price of $45.41 per share. Since the inception of the program, we have repurchased 869,300 shares of our common stock for $41.0 million. We have approximately $59.0 million remaining under our current $100 million share repurchase program.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman® OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 27, 2014. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
First Quarter (unaudited)	3/28/15	Pct.	3/29/14	Pct.
Net sales	$188,474	100.0	$183,512	100.0
Cost of goods sold	115,581	61.3	111,870	61.0
Gross profit	72,893	38.7	71,642	39.0
Selling, general and administrative expenses	39,241	20.8	34,695	18.9
Income from operations	33,652	17.9	36,947	20.1
Interest expense, net	52	0.1	39	—
Income before income taxes	33,600	17.8	36,908	20.1
Provision for income taxes	12,261	6.5	13,357	7.3
Net income	$21,339	11.3	$23,551	12.8

Diluted earnings per share	$0.60		$0.64

Weighted average diluted shares outstanding	35,643		36,549

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	3/28/15	12/27/14
Assets:
Cash and cash equivalents	$64,599	$47,656
Accounts receivable	201,142	206,035
Inventories	183,038	173,523
Deferred income taxes	25,402	25,103
Prepaids and other current assets	2,514	3,147
Total current assets	476,695	455,464
Property, plant & equipment, net	84,460	82,270
Goodwill and other intangible assets, net	29,964	29,989
Other assets	14,067	12,645
Total assets	$605,186	$580,368

Liabilities & shareholders’ equity:
Accounts payable	$60,480	$59,541
Accrued expenses and other	35,594	31,292
Total current liabilities	96,074	90,833
Other long-term liabilities	4,462	4,822
Deferred income taxes	22,024	22,652
Shareholders’ equity	482,626	462,061
Total liabilities and equity	$605,186	$580,368

Selected Cash Flow Information (unaudited):

(in thousands)	13 Weeks	13 Weeks
	3/28/15	3/29/14
Depreciation, amortization and accretion	$3,618	$2,860
Capital expenditures	$5,749	$7,008